UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  October 31, 2007

WILLIAMS SCOTSMAN INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51521	52-1862719

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8211 Town Center Drive
Baltimore, Maryland 21236

 (Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (410) 931-6117

Not Applicable

  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the merger (the “Merger”) of Ristretto Acquisition Corp. (“Merger Sub”) with and into Williams Scotsman International, Inc. (the “Company”) pursuant to the terms of that certain Agreement and Plan of Merger, dated as of July 18, 2007 (the “Merger Agreement”), by and among the Company, Merger Sub, Ristretto Group S.a.r.l. (“Parent”) and Ristretto Holdings SCA, the Company notified the NASDAQ Global Market (“Nasdaq”) on October 31, 2007, that each share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) (other than shares of Common Stock held by the Company as treasury stock, or those that were owned, directly or indirectly, by Parent, Merger Sub, or any subsidiary of the Company, and dissenting shares), was cancelled and automatically converted into the right to receive $28.25 in cash, without interest, and requested that Nasdaq file with the Securities and Exchange Commission an application on Form 25 to report that the shares of the Common Stock of the Company are no longer listed on the Nasdaq.

Item 5.01.	Changes in Control of Registrant.

On October 31, 2007, the Merger of Merger Sub with and into the Company and each of the other transactions contemplated by the Merger Agreement were completed.  The Company is the surviving entity in connection with the Merger.

In the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock held by the Company as treasury stock, or those that were owned, directly or indirectly, by Parent, Merger Sub, or any subsidiary of the Company, and the dissenting shares) was cancelled and converted into the right to receive $28.25 in cash, without interest and less any applicable withholding taxes.

As of the effective time of the Merger, each outstanding and unexercised option to purchase Common Stock, other than those that were granted on July 5, 2007, was cancelled in exchange for the right to receive, for each share of Common Stock issuable upon exercise of such option, an amount in cash, less any applicable withholding taxes, equal to the excess, if any, of $28.25 over the applicable exercise price of such option (the “Net Exercise Price”). As of the effective time, each outstanding and unexercised option to purchase Common Stock granted on July 5, 2007 was cancelled in exchange for the right to receive the Net Exercise Price for each share of Common Stock issuable upon exercise of such option payable on the earlier of the first anniversary of the effective time and the termination of the optionholder’s employment, subject to certain conditions, including potential forfeiture, described in the Merger Agreement.

Following the consummation of the Merger, the registration of the Common Stock and the Company’s reporting obligations with respect to the Common Stock under the Securities and Exchange Act of 1934, as amended, was terminated.  In addition, the Common Stock is no longer listed on any stock exchange or quotation system, including Nasdaq.

Item 5.02.	Election of Directors

As contemplated by the Merger Agreement, on October 31, 2007, each of Gerard E. Holthaus, James N. Alexander, Michael F. Finley, Stephen A. Van Oss, Steven B. Gruber, James L. Singleton, Alan D. Wilson and James A. Flick, Jr. resigned as directors of the Company; Stephen Robertson and Jonathan Rosen were appointed as directors of the Company.

Item 8.01.	Other Events.
On October 31, 2007, the Company’s wholly-owned subsidiary, Williams Scotsman, Inc., a Maryland corporation, completed the redemption of all of its outstanding 8 1/2% Senior Notes Due 2015 (CUSIP US96949VAK98) (the “Notes”) for a total of approximately $518,000,000. The aggregate principal amount of the Notes redeemed was $450,000,000.  The redemption price for the Notes was equal to (i) 100% of the principal amount of the Notes plus (ii) a make-whole premium plus (iii) accrued interest and certain additional interest to the redemption date.

A copy of the press release issued by the Company on October 31, 2007 relating to the closing of the Merger and redemption by Williams Scotsman, Inc. of the Notes is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release of Williams Scotsman International, Inc. dated October 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS SCOTSMAN INTERNATIONAL, INC.

Date: October 31, 2007	By:	/s/ John B. Ross
		Name:	John B. Ross
		Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Williams Scotsman International, Inc. dated October 31, 2007.